Exhibit 99.1

C-Chip Technologies Corporation
4710 St. Ambroise, Suite 227, Montreal, Quebec, H4C 2C7
(514) 337-2447 // 1 877 339-CHIP // info@C-Chip.com

C-Chip to present at Lockheed Martin annual IT Conference

Montreal, September 16, 2004 - C-Chip Technologies Corporation (OTCBB: CCHI) is pleased to report that it will make a presentation at the Lockheed Martin Corporation "ITeam Leadership Conference 2004" to be held this September in Florida.

Stephane Solis, President and CEO, C-Chip Technologies Corporation reports: "C-Chip is honored to be invited by Lockheed Martin Corporation to make a presentation of the "C-Chip story".

Every year Joseph Cleveland, the Lockheed Martin CIO and President Enterprise Information Systems, holds a Senior Leadership Conference for the IT and Business Units of Lockheed Martin. This year's conference theme is "Transformation" under the motto that "successful transformation and information superiority hinges on creating a culture of innovation".

C-Chip has been invited to make a presentation under the theme: "C-Chip Innovation: The Journey from Idea to Product." The presentation will illustrate the C-Chip growth story and an overview of the technologies used, such as RFID, wireless communications, Web interface and database management tools. It will show how C-Chip has leveraged technology for application innovation, and demonstrate how C-Chip develops "High Technology solutions to solve traditional business problems."

About C-Chip Technologies Corporation
 C-Chip Technologies Corporation is positioned in an emerging and rapidly growing industry which is about interconnecting machines with IT infrastructures and mobile assets. We integrate wireless communications, on-line transactions, software applications, RFID technology, the Internet and, when location is required, GPS technology to enable business users to efficiently access, control and manage remote assets at low costs. The Company's goal is to be recognized as a leading provider of credit management solutions for financial institutions, of security solutions for insurance companies and asset management solutions for car rental companies and urban fleets.

About the C-ChipTM Technology
 The C-ChipTM is a new wireless, web-based  set of communication tools that offers business users remote access, control, and monitoring of a wide range of assets, including vehicles, office equipment and industrial machinery. It allows selective enabling, disabling and any other commands at will, from anywhere to practically anywhere in North America using the Internet. Applications for the C-ChipTM technology offers significant opportunities within the markets for credit, security and asset management solutions. Detailed information on the technology and its applications is available on our web-site at www.c-chip.com.

Contacts:
Stephane Solis, President & CEO
C-Chip Technologies Corporation
514-337-2447
ssolis@c-chip.com

FORWARD-LOOKING-STATEMENT: Except for factual statements made herein, the information contained in this press release consists of forward-looking statements that involve risks and uncertainties, including the effect of changing economic conditions, competition within the credit and security industry, customer acceptance of products and other risks and uncertainties. Such forward-looking statements are not guarantees of performance, and C-Chip Technologies Corporation results could differ materially from those contained in such statements. These forward-looking statements speak only as of the date of this release, and C-Chip Technologies Corporation undertakes no obligation to publicly update any forward-looking statements to reflect new information, events or circumstances after the date of this release.